Exhibit (a)(5)(L)

Consent of Greenhill & Co., LLC

We hereby consent to the inclusion of our opinion letter, dated February 19, 2015, to the Special Committee of the Board of Directors of GFI Group Inc. (“GFI”) as Annex A to, and to the description of such opinion and to the references to our name under the headings “Background of the Offer,” “Reasons for Recommendations of the Special Committee and the Board” and “Opinion of Special Committee’s Financial Advisor,” in, the amendment to the Schedule 14D-9 (the “Schedule 14D-9”), submitted for filing by GFI on February 25, 2015, relating to the tender offer by an affiliate of BGC Partners, Inc. for all of the outstanding shares of GFI’s common stock. In giving the foregoing consent, we do not admit (1) that we come within any category of persons whose consent is required under the Securities Exchange Act of 1934, as amended, or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Schedule 14D-9 within the meaning of the term “experts” as used in the federal securities laws or the rules and regulations of the Commission promulgated thereunder.

[Signature page follows]

GREENHILL & CO., LLC

By:	/s/ James M. Babski
James M. Babski
Managing Director

New York, New York

February 25, 2015